EXHIBIT 5.1

July 16, 2001

Tularik Inc.
Two Corporate Drive
South San Francisco, CA 94080

Ladies and Gentlemen:

    You have requested our opinion with respect to certain matters in connection with the filing by Tularik Inc. (the "Company") of a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the offering for resale of 400,000 shares of the Company's common stock, $.001 par value (the "Shares"), issued in connection with the acquisition of certain assets of Protherics Molecular Design Limited by the Company.

    In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus included therein, the Company's amended and restated certificate of incorporation and bylaws and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

    On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued, and are fully paid and nonassessable.

    We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement

Very truly yours,

COOLEY GODWARD LLP

By:	/s/ SUZANNE SAWOCHKA HOOPER Suzanne Sawochka Hooper